Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Medgenics, Inc. Stock Incentive Plan of our reports dated February 20, 2014 with respect to the consolidated financial statements of Medgenics, Inc., and the effectiveness of internal control over financial reporting of Medgenics, Inc., included in the Annual Report on Form 10-K of Medgenics, Inc. for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
April 9, 2014	A member of EY Global